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                                                                     EXHIBIT 12

                                        STATEMENT RE: COMPUTATION OF RATIOS
                                             (In thousands)

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                                                                      Years Ended December 31,
                                                                      ------------------------
                                                      2000         1999          1998          1997         1996
                                                     -----         ----          ----          ----         ----
Fixed charges, as defined:
    Interest on long-term debt, amortization of
     debt discount, and interest component of
     rent expense                                    $11,782      $11,019       $ 10,878      $  3,842     $   581
                                                     =======      =======       ========      ========     =======
Earnings, as defined:
    Income (loss) before income taxes               $ (5,323)     $ 8,364        $ 4,336      $(15,208)     $8,522
     Total fixed charges (as shown above)             11,782       11,019         10,878         3,842         581
                                                      ------     --------       --------     ---------    --------
          Earnings available for fixed charges        $6,459      $19,383        $15,214      $(11,366)   $  9,103
                                                      ------      -------         ======       ========    =======
Ratio of earnings to fixed charges and
preferred dividend requirements                         .55x         1.8x           1.4x             -       15.7x
                                                      ======      =======       ========      ========     =======

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